QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.6

        GRIFFON CORPORATION

NOTICE TO STOCKHOLDERS WHO ARE ACTING AS NOMINEES

Up to 20,000,000 Shares of Common Stock Issuable Upon Exercise of Transferable Rights

        This letter is being distributed to broker-dealers, trust companies, banks and other nominees in connection with the offering by Griffon Corporation (the "Company") of transferable rights to subscribe for shares of the Company's common stock, par value $0.25 per share ("Common Stock"), by stockholders of record ("Record Date Stockholders") as of 5:00 p.m., New York City time, on [            ], 2008 (the "Record Date").

        Pursuant to the offering, the Company is issuing rights (the "Rights") to subscribe for 20,000,000 shares of its Common Stock, on the terms and subject to the conditions described in the Company's prospectus, dated [            ], 2008 (the "Prospectus"). The Rights may be exercised by holders thereof (the "Rights Holders") at any time during the subscription period, which commences on [                        ], 2008 and ends at 5:00 p.m., New York City time, on [            ], 2008, unless extended by the Company in its sole discretion (as it may be extended, the "Expiration Date"). The Rights are transferable and are listed for trading on the New York Stock Exchange under the symbol "GFF RT" until the Expiration Date.

        The Company will distribute to you one transferable right for every share of Common Stock that you own on the Record Date. As described in the Prospectus, Rights Holders will be entitled to purchase [            ] shares of Common Stock at the subscription price of $8.50 per share of Common Stock (the "Subscription Right").

        Holders who fully exercise their rights will be entitled to subscribe for additional shares that remain unsubscribed as a result of any unexercised rights (the "Over-Subscription Right"). The Over-Subscription Right allows a rights holder to subscribe for an additional amount equal to up to 20% of the shares of Common Stock for which such holder was otherwise entitled to subscribe. If sufficient remaining shares of Common Stock are available, all over-subscription requests will be honored in full. If requests for shares of Common Stock pursuant to the Over-Subscription Right exceed the remaining shares of Common Stock available, the remaining shares of Common Stock will be allocated pro-rata among Rights Holders who over-subscribe based on the number of Rights then held. Rights may only be exercised for whole numbers of shares; no fractional shares of Common Stock will be issued in this offering.

        The Rights are evidenced by a subscription certificate (a "Subscription Certificate") registered in your name or the name of your nominee. Each beneficial owner of shares of the Company's Common Stock registered in your name or the name of your nominee is entitled to one Right for every share of Common Stock owned by such beneficial owner as of the Record Date.

        We are asking persons who hold shares of the Company's Common Stock beneficially, and who have received the Rights distributable with respect to those shares through a broker-dealer, trust company, bank or other nominee, to contact the appropriate institution or nominee and request it to effect the transactions for them.

        If you exercise the Over-Subscription Right on behalf of beneficial owners of Rights, you will be required to certify to the Subscription Agent and the Company, in connection with the exercise of the Over-Subscription Right, as to the aggregate number of Rights that have been exercised pursuant to the Subscription Right, whether the Rights exercised pursuant to the Subscription Right on behalf of each beneficial owner for which you are acting have been exercised in full and the number of shares of Common Stock being subscribed for pursuant to the Over-Subscription Right by each beneficial owner of Rights on whose behalf you are acting.

        Enclosed are copies of the following documents:

  1.
  Prospectus, dated [            ], 2008,

  2.
  A form of letter which may be sent to beneficial holders of the Company's Common Stock; and

  3.
  A Notice of Guaranteed Delivery.

        Rights not exercised at or prior to 5:00 p.m., New York City time, on the Expiration Date will expire.

        Additional copies of the enclosed materials may be obtained from the Information Agent, MacKenzie Partners, Inc., toll-free at the following telephone number: (800) 322-2885.

        NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL MAKE YOU OR ANY OTHER PERSON AN AGENT OF THE COMPANY; THE DEALER-MANAGERS, THE SUBSCRIPTION AGENT, THE INFORMATION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING, EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.

QuickLinks

  Exhibit 4.6